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                                                                      Exhibit 21

                              QUANTUM CORPORATION

                           SUBSIDIARIES OF REGISTRANT

1.  ATL Products, Inc., a Delaware Corporation
2.  Quantum Data Storage B.V., a Netherlands corporation
3.  Quantum Foreign Sales Corporation, a Barbados corporation
4.  Quantum International Inc., a California corporation
5.  Quantum International DISC Inc., a California corporation
6.  Quantum Peripheral Products (Ireland) Ltd., an Ireland corporation
7.  Quantum Peripherals (Europe) S.A., a Swiss corporation
8.  Quantum Peripherals (Malaysia) Sdn. Bhd., a Malaysian corporation
9.  Quantum Peripherals Realty Corporation, a Delaware corporation
10. Quantum Storage France SARL, a French corporation
11. Quantum Storage GmbH, a German corporation
12. Quantum Storage Japan Corporation, a Japanese corporation
13. Quantum Storage Singapore Pte. Ltd., a Singapore private company
14. Quantum Storage UK Ltd., a United Kingdom corporation
15. Quantum Storage (Malaysia) Sdn. Bhd., a Malaysian corporation
16. Quantum Technology Ventures, Inc.
17. Quantum Technology Ventures Limited
18. Snap Appliances, Inc.